Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

September 26, 2022

Nikola Corporation

4141 E Broadway Road

Phoenix, AZ 85040

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Nikola Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-267140) as amended, (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 24,141,162 shares of common stock, $0.0001 par value per share of the Company (the “Shares”), to be issued pursuant to the Agreement and Plan of Merger and Reorganization, dated as of July 30, 2022, by and between the Company, J. Purchaser Corp., a Delaware corporation and a wholly owned subsidiary of the Company, and Romeo Power, Inc., a Delaware corporation (the “Merger Agreement”), which Merger Agreement is described in such Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. On the basis of the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Merger Agreement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus/offer to exchange included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP